UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a — 12
Maritrans Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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In connection with the proposed acquisition of Maritrans Inc. (the “Company”) by Overseas Shipholding Group, Inc., the following email was sent to the Company employees on November 21, 2006:
Q&A #7
For All Employees
Q-1. Does OSG have ID badges for seagoing and shoreside employees? If so, when will we be issued the new badges? What should we do with our Maritrans ID badges?
A. OSG does not currently have ID badges for seagoing and shoreside employees. We are considering how to handle this going forward. Employees should retain their Maritrans ID badges until new badges are issued.
Q-2. How long after the closing date of the merger transaction will Maritrans’ stockholders receive payment of the merger consideration for the shares of Maritrans’ common stock they hold?
A. If you are a Maritrans stockholder, promptly after the closing date, you, or your broker if your shares are held in a broker’s account, will receive a letter of transmittal and instructions for sending your stock certificate to the paying agent, American Stock Transfer & Trust Company. You will need to follow the instructions in the letter of transmittal and send your stock certificate(s) and the properly executed letter of transmittal back to the paying agent. Once the paying agent receives those documents, the paying agent will send to you a payment for your shares in an amount equal to $37.50 multiplied by the number of shares of common stock you own at closing. Please refer to the section entitled “Surrender of Stock Certificates” on page 28 the Definitive Proxy Statement filed by Maritrans on October 26, 2006 (a copy of which can be obtained as provided below). Please DO NOT SEND YOUR STOCK CERTIFICATES IN UNTIL YOU ARE REQUESTED TO DO SO.
Seagoing Employees
Q-3. As a current Maritrans employee, is it possible to volunteer to go aboard a current OSG tanker or try to go aboard one of the new builds, even if it means changing or leaving the union?
A. This is not possible at this time. However, once the merger transaction is complete, we will discuss the possibility of moving between ships with our unions.
Q-4. Is it possible to receive the current training that OSG is giving to its deck and engineering officers?
A. Once the merger transaction is complete, OSG and Maritrans will consolidate training programs.
Q-5. Will the OSG deck officers have a union affiliation?
A. OSG deck officers will not have a union affiliation.
Q-6. Do you know when and if we will change over our SMS policies?
A. The Maritrans SMS system will transition to the OSG international SMS system as of January 1, 2007.

Q-7. Does OSG have the right to put in place its own Chief Engineers and First Engineers or must OSG only hire out of the MEBA hall?
A. OSG has the right to select Chief Engineers and First Engineers and is not required to hire out of the MEBA hall.
Q-8. If OSG does have the right to place its own Chief Engineers and First Engineers on board the new tankers, will OSG assist current AMO members with a change of union to ensure a seamless ship-to-ship transfer?
A. Once the merger transaction is complete, we will discuss the possibility of moving between ships with our unions.
Q-9. Will smoking still be allowed inside of vessels after OSG merger?
A. We do not anticipate any change to the current smoking policy.
Q-10. Will there be a change in the pilotage program currently in place at Maritrans?
A. No determination has been made with respect to the pilotage program at this time.
Q-11. Are all the Maritrans vessels getting new boards with “Overseas” in front of the existing name? If so, how are the present boards going to be treated or disposed of?
A. “Overseas” will be added to the names of Maritrans’ existing tankers and tugs. The barge names will remain the same. We have not yet decided how we are going to handle changing or disposing of the existing name boards.
Shoreside Employees
Q-12. I was granted an exception to the annual vacation policy from the start of my employment with Maritrans as part of my employment offer. Can I assume the exception will remain in place after the merger transaction?
A. The OSG vacation policy is currently under review by both Maritrans and OSG. Once an official vacation policy has been developed for Maritrans to become effective after the merger transaction, it will be communicated to employees along with other employee benefits information.
Q-13. What are OSG’s company holidays?
A. The 2007 OSG company holiday schedule was sent to all shoreside employees on Thursday, November 9, 2006.
Additional Information and Where to Find It:
This material is not a substitute for the proxy statement Maritrans filed with the Securities and Exchange Commission on October 26, 2006. Investors are urged to read the proxy statement, including detailed risk factors, because it contains important information. The proxy statement and other documents, which were filed by Maritrans with the Securities and Exchange Commission, are available free of charge at the SEC’s website, www.sec.gov, or by visiting Maritrans’ website at http://www.maritrans.com.
Maritrans and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from Maritrans’ shareholders in connection with the proposed transaction. Investors may obtain a detailed list of names, affiliations and interests of Maritrans participants in the solicitation of proxies of Maritrans’ shareholders by reading the proxy statement.